EXHIBIT 99.1
                                  PRESS RELEASE

                       EDUCATIONAL DEVELOPMENT CORPORATION
                   ANNOUNCES RECORD THIRD QUARTER 2008 RESULTS

TULSA, OK --January 11, 2008--http://www.edcpub.com --Educational Development Corporation (NASDAQ: EDUC) today reported results for the third quarter and the first nine months of fiscal 2008, ended November 30, 2007.

Third quarter earnings per share were an all-time record for the Company, reversing a three year decline for this period. Net revenues were $9,903,500 for the third quarter ended November 30, 2007, the highest in four years and second highest in the Company's history, compared to $9,820,500 for the same period last year. Earnings per share increased to $.23 from $.21 due to continued efficiency in operations.

The Publishing Division, which sells to retail outlets, increased net revenues 11% for the quarter, resulting in part from strong sales to independent retailers and specialized markets which were up 34%. Sales to major chains were down 6% over the same quarter the previous year due to a 49% decline in sales to one major chain. This is an improvement, however as sales to that chain were off 57% in the first two quarters and we anticipate this improvement will continue during 2008.

The Home Business division experienced a slight decline of 2% in net revenue which is reflective of changing sales mix. Home parties and direct sales were down which was somewhat offset by increasing Internet sales. The Company launched an aggressive new program in January designed to add new sales consultants. This program was previously implemented with our affiliate companies in England and Canada and has proven successful in restoring sales growth.

                       EDUCATIONAL DEVELOPMENT CORPORATION
                  CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
--------------------------------------------------------------------------------

                                 Three Months Ended November 30,     Nine Months Ended November 30,
                                      2007             2006               2007             2006
                                 --------------   --------------     --------------   --------------
NET REVENUES                     $    9,903,500   $    9,820,500     $   23,728,400   $   24,411,900
                                 ==============   ==============     ==============   ==============
EARNINGS BEFORE INCOME TAXES          1,406,500        1,304,000          2,951,100        3,095,400
INCOME TAXES                            529,700          505,800          1,109,200        1,176,600
                                 --------------   --------------     --------------   --------------
NET EARNINGS                     $      876,800   $      798,200     $    1,841,900   $    1,918,800
                                 ==============   ==============     ==============   ==============

BASIC AND DILUTED EARNINGS
  PER SHARE:
  Basic                          $         0.23   $         0.21     $         0.49   $         0.51
                                 ==============   ==============     ==============   ==============
  Diluted                        $         0.23   $         0.21     $         0.48   $         0.49
                                 ==============   ==============     ==============   ==============

WEIGHTED AVERAGE NUMBER OF
  COMMON AND EQUIVALENT SHARES
  OUTSTANDING:
  Basic                               3,755,704        3,758,422          3,760,554        3,756,975
                                 ==============   ==============     ==============   ==============
  Diluted                             3,845,694        3,872,277          3,867,223        3,876,375
                                 ==============   ==============     ==============   ==============

About Educational Development Corporation
Educational Development Corporation sells the Usborne line of educational children's books through a multi-level sales organization of independent consultants (http://www.ubah.com), through 5,100 retail stores and over the Internet. Over 1,400 different titles are available for children of all ages, with frequent new additions.

Contact:
         Educational Development Corporation
         Randall White, (918) 622-4522